EXHIBIT 3.1(b)

AMENDMENT
TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
NATIONAL BEEF PACKING COMPANY, LLC

            This Amendment (this "Amendment") to the Limited Liability Company Agreement (the "Agreement") of National Beef Packing Company, LLC is entered into and made effective as of August 6, 2003, by and among U.S. Premium Beef, LLC ("USPB"), NBPCo Holdings, LLC ("NBPCo Holdings"), John R. Miller ("Miller"), French Basin Land & Cattle Co. LLC ("MillerCo"), Timothy M. Klein ("Klein"), TKK Investments, LLC ("KleinCo"), and S-B Enterprises V, LLC ("SmithCo")(with certain other Persons from time to time party to the Agreement, collectively the "Members").

Recitals

            WHEREAS, the Members previously entered into the Limited Liability Company Agreement of National Beef Packing Company, LLC (the "Company"), dated as of August 6, 2003 (the "Agreement");

            WHEREAS, the Members want to confirm their agreement with respect to the computation of the adjustment under section 754 of the Internal Revenue Code of 1986 with respect to the acquisition of the interests (the "Farmland Interests") held directly or indirectly by Farmland Industries, Inc.;

            NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Members do hereby promise and agree as follows (all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement):

            1.         Allocation of Liabilities on August 6, 2003.  The liabilities of the Company and its predecessors were allocated as of the acquisition of the Farmland Interests among the Members consistent with the amount of section 754 adjustments attributable to each of the Members, as reflected in this Amendment.  This allocation of liabilities does not alter the allocation of liabilities after August 6, 2003, which liabilities shall be allocated among the Members in accordance with the provisions of the Agreement.

            2.         Confirmation of Section 754 Adjustment.  The amount of the Section 754 adjustment allocable among the Members attributable to the acquisition of the Farmland Interests is as follows:

Member	Portion of Section 754 Adjustment
USPB	$72,361,142
NPBCo Holdings	38,666,051
Miller	-
MillerCo	9,602,768
Klein	-
KleinCo	4,801,384
SmithCo	2,652,471
Total	$128,083,817

            3.         Special Allocation Among NBPCo Holdings, MillerCo, KleinCo and SmithCo.  The Members agreed that the portion of deductions allocable to NBPCo Holdings, MillerCo, KleinCo and SmithCo were adjusted for the fiscal year ended with respect to August 31, 2003 as follows:

Member	Increased Deduction/ (Decreased Deduction)
NPBCo Holdings	$98,941
MillerCo	(68,039)
KleinCo	(34,020)
SmithCo	3,118
Total	-

These special allocations of deductions shall be reversed out in the subsequent years consistent with the Members' realization of the section 754 adjustments attributable to the purchase of the Farmland Interests.

            4.         Continued Force and Effect.  Except as amended herein, all provisions of the Agreement shall remain and continue in force and effect.

            5.         Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute an agreement, notwithstanding that all parties are signatories to the same counterpart.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 7, 2005.

MEMBERS

U.S. PREMIUM BEEF, LLC

By: /s/ STEVEN D. HUNT, CEO

NBPCO HOLDINGS, LLC

By:  ELDON ROTH

FRENCH BASIN LAND & CATTLE CO. LLC

By: /s/ JOHN R. MILLER

TKK INVESTMENTS, LLC

By: /s/ TIMOTHY M. KLEIN

S-B ENTERPRISES V, LLC

By: /s/ SCOTT H. SMITH

/s/ JOHN R. MILLER
JOHN R. MILLER

/s/ TIMOTHY M. KLEIN
TIMOTHY M. KLEIN

First Amended Exhibit 3.1

MEMBERS OF THE COMPANY, CAPITAL
CONTRIBUTIONS AND ISSUANCE OF UNITS

1.      Outstanding Units

Members	Class A Units (1)	Class B-1 Units (1)	Class B-2 Units (2)	Class C Units	Percentage Interests (Class B Units only)
USPB	88,781,384	10,000,000	---	---	53.16%
NBPCo Holdings	31,553,956	3,810,044	---	---	20.26%
MillerCo	---	2,247,619 (3)	---	---	11.95%
Miller	---	---	609,524 (4)	---	3.24%
KleinCo	---	1,123,810 (5)	---	---	5.98%
TMKCo	---	---	304,762 (6)	---	1.62%
SmithCo	1,514,286	714,286 (7)	---	---	3.80%
Total	121,849,626	17,895,759	914,286	---	100.00%

(1)     Initial Capital Contribution with respect to Class A Units and Class B-1 Units is an amount in U.S. Dollars equal to the number of Units of such Class.

(2)     Initial Capital Contribution with respect to Class B-2 Units is zero.

(3)     Of these Units, 1,104,762 are designated as Management Units, subject to repurchase in accordance with Section 3.7.

(4)     These 609,524 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.

(5)     Of these Units, 552,381 are designated as Management Units, subject to repurchase in accordance with Section 3.7.

(6)     These 304,762 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.

(7)     Of these Units, 428,571 are designated as Management Units, subject to repurchase in accordance with Section 3.7.

2.      Units Issuable Pursuant to Deferred Equity Incentive Compensation Agreements

Members	Class A Units	Class C Units
Miller	6,057,143	609,524 (1)
Klein	3,028,571	304,762 (2)

(1)               These 609,524 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.

(2)               These 304,762 Units are designated as Management Units, subject to repurchase in accordance with Section 3.7.

3.                  Capitalization Assuming Full Issuance of Units Subject to Deferred Equity Incentive Compensation Agreements

Members	Class A Units (1)	Class B-1 Units (1)	Class B-2 Units (2)	Class C Units (1)	Percentage Interests (Class B Units only)
USPB	88,781,384	10,000,000	---	---	53.16%
NBPCo Holdings	31,553,956	3,810,044	---	---	20.26%
MillerCo	---	2,247,619	---	---	11.95%
Miller	6,057.143	---	609,524	609,524	3.24%
KleinCo	---	1,123,810	---	---	5.98%
Klein	3,028,571	---	---	304,762	0%
SmithCo	1,514,286	714,286	---	---	3.80%
TMKCo	---	---	304,762	---	1.62%
Total	130,935,340	17,895,759	914,286	914,286	100.00%

(1)     Initial Capital Contribution, when and as issued, is equal to an amount in U.S. Dollars equal to the number of Units of such Class.

(2)     Initial Capital Contribution with respect to Class B-2 Units is zero.